EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 27, 2019

Paychex, Inc. Reports Third Quarter Results

March 27, 2019

Third Quarter Fiscal 2019 Highlights

•	Total revenue increased 14% to $1.1 billion.
o	Total service revenue increased 14% to $1.0 billion.
o	Interest on funds held for clients increased 27% to $23.0 million.
•	Operating income increased 16% to $429.3 million and adjusted operating income(1) increased 7% to $429.3 million.
•

Net income decreased 12% to $324.6 million and adjusted net income(1) increased 3% to $322.4  million. Net income and adjusted net income for the three months ended February 28, 2018 were impacted by one-time net tax benefits recognized as a result of the Tax Cuts and Jobs Act (the “Tax Act”).

•

Diluted earnings per share decreased 11% to $0.90 per share and adjusted diluted earnings per share(1) increased 3% to $0.89 per share. Diluted earnings per share and adjusted diluted earnings per share for the three months ended February 28, 2018 were also impacted by one-time net tax benefits recognized as a result of the Tax Act.

(1)

Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not United States (“U.S.”) generally accepted accounting principles (“GAAP”) measures.  Please refer to the “Non-GAAP Financial Measures” section starting on page 5 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of operating income, net income, and diluted earnings per share.

Rochester, N.Y., (March 27, 2019) — Paychex, Inc. (“Paychex,” “we,” “our,” or “us”) (NASDAQ:PAYX) today announced total revenue of $1.1 billion for the three months ended February 28, 2019 (the “third quarter”), an increase of 14% from $0.9  billion for the same period last year.  Excluding the acquisition of Oasis Outsourcing Group Holdings, L.P. (“Oasis”), completed during December 2018, total revenue increased approximately 7% compared to the same period last year.  Net income decreased 12% to $324.6 million and diluted earnings per share decreased 11% to $0.90 per share for the  third quarter.    Adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, each increased 3% to $322.4 million and $0.89 per share, respectively, for the third quarter.    Adjusted net income and adjusted diluted earnings per share for the three months ended February 28, 2018 exclude the impact of the termination of certain license agreements and certain one-time net tax benefits recognized as a result of the Tax Act enacted in December 2017 related to the revaluation of net deferred tax liabilities.  In addition, adjusted net income and adjusted diluted earnings per share for both the third quarter and the three months ended February 28, 2018 exclude the impact of excess tax benefits related to employee stock-based compensation payments. See the “Non-GAAP Financial Measures” section starting on page 5 of this press release for further discussion of these non-GAAP measures.

Martin Mucci, President and Chief Executive Officer, commented, “We experienced solid growth in the third quarter across our major human capital management product lines.  Results were paced by our human resource outsourcing services and time and attendance solutions, and our health and benefit insurance and retirement services.  We also introduced some significant new product and mobility app enhancements for our clients.”

Mucci added, “Demand for our professional employer organization (“PEO”) business continues to grow. The recent completion of the acquisition of Oasis positions us for additional long-term growth. The acquisition advances Paychex’s leading PEO position, providing new clients access to our innovative products and technology-enabled solutions. The integration of Oasis is progressing well.”

Management Solutions revenue was $801.6 million for the third quarter, a 4% increase compared to the same period last year. The increase was primarily driven by increases in our client bases across many of our services and growth in revenue per check, which improved as a result of price increases, net of discounts. Within Management Solutions revenue, retirement services revenue also benefited from an increase in asset fee revenue earned on the asset value of participants’ funds.

PEO and  Insurance  Services revenue was $245.8 million for the third quarter, an increase of 65% compared to the same period last year.  Excluding the acquisition of Oasis, PEO and Insurance Services revenue increased approximately 17% compared to the same period last year.  The increase was driven by growth in clients and client worksite employees across our combined existing PEO business.  Demand for our existing PEO services, along with growth within our client base, resulted in double-digit growth in the number of client worksite employees served.  Insurance Services revenue growth resulted from an increase in the number of health and benefit clients and applicants, offset by softness in the workers’ compensation market as state insurance fund rates declined.

Interest on funds held for clients increased 27% to $23.0 million for the third quarter, compared to the same period last year. The increase resulted primarily from higher average interest rates earned.  Funds held for clients average investment balances decreased 4% for the third quarter compared to the same period last year, as the impact of lower client withholdings resulting from the Tax Act, timing, and changes in client base mix were partially offset by wage inflation.

Average investment balances and interest rates are summarized below:

	For the three months ended			For the nine months ended
	February 28,			February 28,
$ in millions	2019	2018	Change	2019	2018	Change
Average investment balances:
Funds held for clients	$4,377.9	$4,551.6	(4)%	$3,909.6	$3,999.7	(2)%
Corporate investments	$793.4	$934.4	(15)%	$830.4	$919.3	(10)%

Average interest rates earned (exclusive of net realized losses):
Funds held for clients	2.1%	1.6%		2.0%	1.5%
Corporate investments	1.6%	1.4%		1.5%	1.3%

Total net realized gains/(losses)	$0.1	$0.1		$(0.1)	$0.1

Total expenses increased 13% to $641.1 million for the third quarter compared to the same period last year.  Excluding the acquisition of Oasis, total expenses increased approximately 1% for the third quarter compared to the same period last year.  Total expenses for the three months ended February 28, 2018 include a one-time bonus paid to non-management employees and a one-time charge following the termination of certain license agreements. Total expenses, excluding Oasis and these one-time costs in the respective prior year period, increased approximately 9% compared to last year, which was primarily driven by increased headcount due to investment in the sales force, technology resources, and operations to support the growth in the business. In addition, an increase in PEO insurance costs contributed approximately 2% to the growth in total expenses compared to the same period last year.

Operating income increased 16% to $429.3 million for the third quarter compared to the same period last year. Operating income, as a percentage of total revenue, was 40.1% for the third quarter, compared with 39.4% for the same period last year. Operating income for the third quarter was impacted by our increased investments in technology and certain business initiatives and the continued growth of our combined PEO business, including the recent acquisition of Oasis.    Adjusted operating income, a non-GAAP measure, increased 7% to $429.3 million compared to the same period last year.  Adjusted operating income for the three months ended February 28, 2018 excludes a one-time charge following the termination of certain license agreements. See the “Non-GAAP Financial Measures” section starting on page 5 of this press release for further discussion of this non-GAAP measure.

Interest expense,  net for the third quarter of $3.7 million includes interest expense of $5.5 million related to the temporary borrowings used to complete the acquisition of Oasis.

Our effective income tax rate was 23.7% for the third quarter compared to 1.1% for the same period last year.  The increase in the effective income tax rate for the third quarter is primarily due to the impacts in the prior year related to the enactment of the Tax Act in December 2017.  During the three months ended February 28, 2018, we recorded a one-time net tax benefit for the revaluation of our net deferred tax liabilities and a net tax benefit for the change in our annual effective tax rate for the first six months of the fiscal year ended May 31, 2018.  The effective income tax rates in both periods were impacted by recognition of net discrete tax benefits related to employee stock-based compensation payments.

Year-To-Date Fiscal 2019 Highlights

The highlights for the nine months ended February 28, 2019 (the “nine months”) are as follows:

•	Total revenue increased 10% to $2.8 billion.
o	Total service revenue increased 10% to $2.7 billion. Oasis, HR Outsourcing Holdings, Inc. and Lessor Group combined contributed less than 5% to the total service revenue growth for the nine months.
o	Interest on funds held for clients increased 28% to $58.4 million.
•	Operating income increased 7% to $1.1 billion and adjusted operating income(1) increased 3% to $1.1 billion.
•	Net income increased 4% to $804.0 million and adjusted net income(1) increased 12% to $799.7 million.
•	Diluted earnings per share increased 3% to $2.22 per share and adjusted diluted earnings per share(1) increased 12% to $2.21 per share.
(1)

Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not U.S. GAAP measures.  Please refer to the “Non-GAAP Financial Measures” section starting on page 5 of this press release for a discussion of these non-GAAP measures and a reconciliation to the most comparable U.S. GAAP measures of operating income, net income, and diluted earnings per share.

Financial Position and Liquidity

Our financial position as of February 28, 2019 remained strong with cash, restricted cash, and total corporate investments of $886.4 million.  Our primary source of cash is generated from ongoing operations.  Short-term borrowings totaled $53.6 million as of February 28, 2019.  We have historically funded our business acquisitions with cash generated from operating activities. However, we funded our most recent acquisition of Oasis through a combination of cash and temporary borrowings on our existing credit facilities of $800.0 million. Temporary borrowings used to complete the acquisition were subsequently replaced by new long-term financing arrangements finalized in March 2019. Our positive cash flows have historically allowed us to support our business and to pay substantial dividends (targeting approximately 80% of net income) to our stockholders.  We anticipate that cash, restricted cash, and total corporate investments as of February 28, 2019,  along with projected operating cash flows and available short-term financing, will support our normal business operations, capital purchases, share repurchases, and dividend payments for the foreseeable future.

Cash flows from operations were $1.0 billion for the nine months, an increase of 3% from the same period last year. The increase in our operating cash flows was primarily the result of higher net income and non-cash adjustments, offset by fluctuations in operating assets and liabilities.  The increase in non-cash adjustments was primarily due to a  higher provision for deferred taxes and higher depreciation and amortization.    The fluctuations in our operating assets and liabilities were primarily due to the timing of collections and related tax payments for our combined PEO business.  In addition, the increase in our cash used in operating assets and liabilities was impacted by a decrease in accrued liabilities balances in connection with the termination of certain licensing agreements during the three months ended February 28, 2018.

Cash outflows from investing activities of $538.6 million for the nine months includes a net cash outflow for the acquisition of Oasis. Cash flows from financing activities of $920.8 million for the nine months reflects borrowings to fund the acquisition of Oasis of $800.0 million.

During the nine months, we repurchased 0.5 million shares of our common stock for a total of $32.8 million.  In the respective prior year period, we repurchased 1.6 million shares for a total of $94.1 million.

Non-GAAP Financial Measures

	For the three months ended			For the nine months ended
	February 28,			February 28,

		2018			2018
$ in millions	2019	As adjusted(1)	Change	2019 (5)	As adjusted(1),(5)	Change
Operating income	$429.3	$369.0	16%	$1,056.8	$989.4	7%
Non-GAAP adjustments:
Termination of license agreements (2)	—	32.6		—	32.6
Total non-GAAP adjustments	—	32.6		—	32.6
Adjusted operating income	$429.3	$401.6	7%	$1,056.8	$1,022.0	3%

Net income	$324.6	$367.2	(12)%	$804.0	$776.4	4%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (3)	(2.2)	(0.7)		(6.0)	(8.3)
Revaluation of net deferred tax liabilities (4)	—	(78.7)		1.7	(78.7)
Termination of license agreements (2)	—	24.7		—	24.7
Total non-GAAP adjustments	(2.2)	(54.7)		(4.3)	(62.3)
Adjusted net income	$322.4	$312.5	3%	$799.7	$714.1	12%

Diluted earnings per share	$0.90	$1.01	(11)%	$2.22	$2.15	3%
Non-GAAP adjustments:
Excess tax benefit related to employee stock-based compensation payments (3)	(0.01)	—		(0.02)	(0.02)
Revaluation of net deferred tax liabilities (4)	—	(0.22)		—	(0.22)
Termination of license agreements (2)	—	0.07		—	0.07
Total non-GAAP adjustments	(0.01)	(0.15)		(0.02)	(0.17)
Adjusted diluted earnings per share	$0.89	$0.86	3%	$2.21	$1.97	12%

(1)	Amounts have been adjusted to reflect the adoption of Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers” (“ASC Topic 606”).
(2)

Additional expense and corresponding tax benefit recognized during the three months ended February 28, 2018 as a result of the termination of certain license agreements.  This event is not expected to recur.

(3)

Net tax windfall or shortfall benefits related to employee stock-based compensation payments recognized in income taxes.  This item is subject to volatility and will vary based on employee decisions on exercising employee stock options and fluctuations in our stock price, neither of which is within the control of management.

(4)

For the nine months, this includes a one-time tax charge that was recognized during the three months ended August 31, 2018 as a result of updated guidance on Internal Revenue Code Section 162(m).  For the three and nine months ended February 28, 2018, non-recurring net tax benefits were recognized as a result of the Tax Act related to the revaluation of net deferred tax liabilities.  These events are not expected to recur.

(5)	The calculation of the impact of non-GAAP adjustments on diluted earnings per share is performed on each line independently. The table may not add down by +/- $0.01 due to rounding.

In addition to reporting operating income, net income, and diluted earnings per share, which are U.S. GAAP measures, we present adjusted operating income, adjusted net income, and adjusted diluted earnings per share, which are non-GAAP measures.  We believe adjusted operating income, adjusted net income, and adjusted diluted earnings per share are appropriate additional measures, as they are indicators of our core business operations performance period over period.  Adjusted operating income, adjusted net income, and adjusted diluted earnings per share are not calculated through the application of U.S. GAAP and are not required forms of disclosure by the Securities and Exchange Commission (“SEC”).  As such, they should not be considered as a substitute for the U.S. GAAP measures of operating income, net income, and diluted earnings per share, and therefore should not be used in isolation, but in conjunction with the U.S. GAAP measures.  The use of any non-GAAP measure may produce results that vary from the U.S. GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

Outlook

Our outlook for the fiscal year ending May 31, 2019 (“fiscal 2019”), is based upon current market expectations and economic conditions continuing with no significant changes. Excluding the anticipated impact related to the acquisition of Oasis, our guidance for fiscal 2019 remains unchanged from what we disclosed last quarter.  Our guidance, excluding Oasis, is as follows:

•	Management Solutions revenue is anticipated to increase approximately 4%;
•	PEO and Insurance Services revenue is anticipated to increase in the range of 18% to 20%;
•	Interest on funds held for clients is expected to increase in the range of 20% to 25%;
•	Total revenue, including interest on funds held for clients, is expected to increase in the range of 6% to 7%;
•	Operating income as a percent of total revenue is anticipated to be approximately 37%;
•	Interest (expense)/income, net is anticipated to be in the range of $10 million to $15 million;
•	The effective income tax rate for fiscal 2019 is expected to be approximately 24%;
•	Net income and diluted earnings per share are expected to increase approximately 4%; and
•	Adjusted net income(1) and adjusted diluted earnings per share(1) are expected to increase in the range of 11% to 12%.

The inclusion of Oasis, which was completed during the third quarter,  is expected to have an incremental impact to total revenue in the range of $155 million to $175 million for fiscal 2019. Excluding one-time costs related to the acquisition, Oasis is anticipated to have minimal impact on earnings per share. One-time acquisition and integration costs are anticipated to impact diluted earnings per share by approximately $0.03 per share for fiscal 2019.

(1)

Adjusted net income and adjusted diluted earnings per share are non-GAAP measures. Please refer to the “Non-GAAP Financial Measures” section starting on the previous page of this press release for a discussion of these non-GAAP measures.   Fiscal 2019 growth rates for these non-GAAP measures are based on adjusted net income for the fiscal year ended May 31, 2018 as restated for the adoption of ASC Topic 606.  No assumptions were made in regards to discrete tax items in future months of fiscal 2019 for employee stock-based compensation payments.

Quarterly Report on Form 10-Q

We anticipate filing our Quarterly Report on Form 10-Q (“Form 10-Q”) for the third quarter within the next few days, and it will be available at http://www.paychex.com/investors.  This press release should be read in conjunction with the Form 10-Q and the related Notes to Consolidated Financial Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in that Form 10-Q.

Conference Call

Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 27, 2019 at 9:30 a.m. Eastern Time, at http://www.paychex.com/investors. The webcast will be archived for approximately one month. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at http://www.paychex.com/investors.

For more information, contact:

Investor Relations:	Efrain Rivera, CFO, or Terri Allen	585‑383‑3406
Media Inquiries:	Laura Saxby Lynch	585‑383‑3074

About Paychex

Paychex, Inc. (NASDAQ:PAYX) is a leading provider of integrated human capital management solutions for payroll, benefits, human resources, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by more than 45 years of industry expertise, Paychex serves over 650,000 payroll clients as of May 31, 2018 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter  (www.twitter.com/paychex) and LinkedIn  (www.linkedin.com/company/paychex).

Cautionary Note Regarding Forward-Looking Statements Pursuant to the U.S. Private Securities Litigation Reform Act of 1995

Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “overview,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “believes,” “could be,” “targeting,” and other similar words or phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to our outlook, revenue growth, earnings, earnings-per-share growth, or similar projections.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•

general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes, and the impact of competition;
•	changes in the availability of skilled workers, in particular those supporting our technology and product development;
•

changes in the laws regulating collection and payment of payroll taxes, PEOs, and employee benefits, including retirement plans, workers’ compensation insurance, health insurance (including health care reform legislation), state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation insurance rates and underlying claims trends;
•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;
•

the possibility of cyberattacks, security breaches, or other security vulnerabilities that could disrupt operations or expose confidential client data, and could also result in reduced revenues, increased costs, liability claims, or harm to our competitive position;

•	the possibility of the failure of our operating facilities, or the failure of our computer systems, and communication systems during a catastrophic event;
•	the possibility of third-party service providers failing to perform their functions;
•	the possibility of a failure of internal controls or our inability to implement business process improvements;
•

the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations, including possible liability related to our co-employment relationship with our PEO;

•	potential outcomes related to pending or future litigation and legislative matters;
•	the expected impacts of the Tax Act; and
•	risks related to the integration of the businesses we acquire, including the acquisition of Oasis.

Any of these factors, as well as such other factors as discussed in our SEC filings, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statements made by us in this document speak only as of the date on which they are made. Except as required by law, we undertake no obligation to update these forward-looking statements after the date of issuance of this press release to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,			February 28,
		2018			2018
	2019	As Adjusted(1)	Change	2019	As Adjusted(1)	Change
Revenue:
Management Solutions	$801.6	$768.8	4%	$2,174.7	$2,088.2	4%
PEO and Insurance Services (2)	245.8	149.2	65%	559.0	398.0	40%
Total service revenue	1,047.4	918.0	14%	2,733.7	2,486.2	10%
Interest on funds held for clients (3)	23.0	18.1	27%	58.4	45.8	28%
Total revenue	1,070.4	936.1	14%	2,792.1	2,532.0	10%
Expenses:
Operating expenses	325.3	272.2	20%	855.7	752.8	14%
Selling, general and administrative expenses	315.8	294.9	7%	879.6	789.8	11%
Total expenses	641.1	567.1	13%	1,735.3	1,542.6	12%
Operating income	429.3	369.0	16%	1,056.8	989.4	7%
Interest (expense)/income, net (3)	(3.7)	2.3	n/m	0.7	6.1	(87)%
Income before income taxes	425.6	371.3	15%	1,057.5	995.5	6%
Income taxes	101.0	4.1	n/m	253.5	219.1	16%
Net income	$324.6	$367.2	(12)%	$804.0	$776.4	4%

Basic earnings per share	$0.90	$1.02	(12)%	$2.24	$2.16	4%
Diluted earnings per share	$0.90	$1.01	(11)%	$2.22	$2.15	3%
Weighted-average common shares outstanding	359.2	359.2		359.1	359.1
Weighted-average common shares outstanding, assuming dilution	361.6	362.0		361.6	361.6

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606 and conform with current year presentation of revenues and expenses.
(2)

PEO and Insurance Services revenues is reported net of certain direct pass-through costs billed and incurred, which include payroll wages, payroll taxes, including state unemployment insurance, and certain guaranteed benefit plan direct costs.

(3)

Further information on interest on funds held for clients and interest (expense)/income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-Q and our Annual Report on Form 10-K, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at  www.paychex.com.

n/m – not meaningful

PAYCHEX, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except per share amounts)

		May 31,
	February 28,	2018
	2019	As Adjusted(1)
ASSETS
Cash and cash equivalents	$696.4	$358.2
Restricted cash	68.9	—
Corporate investments	35.6	66.0
Interest receivable	23.7	32.2
Accounts receivable, net of allowance for doubtful accounts	821.0	492.4
Prepaid income taxes	5.9	17.0
Prepaid expenses and other current assets	235.0	224.0
Current assets before funds held for clients	1,886.5	1,189.8
Funds held for clients	5,405.5	4,703.8
Total current assets	7,292.0	5,893.6
Long-term restricted cash	65.5	—
Long-term corporate investments	20.0	295.5
Property and equipment, net of accumulated depreciation	404.7	393.5
Intangible assets, net of accumulated amortization	420.9	141.4
Goodwill	1,781.5	814.0
Long-term deferred costs	360.0	361.0
Other long-term assets	18.4	16.4
Total assets	$10,363.0	$7,915.4

LIABILITIES
Accounts payable	$73.9	$73.7
Accrued compensation and related items	840.3	320.6
Short-term borrowings	53.6	—
Deferred revenue	39.4	34.6
Other current liabilities	127.1	132.9
Current liabilities before client fund obligations	1,134.3	561.8
Client fund obligations	5,415.4	4,734.9
Total current liabilities	6,549.7	5,296.7
Accrued income taxes	20.4	18.4
Deferred income taxes	229.2	154.4
Long-term borrowings	800.0	—
Other long-term liabilities	165.7	89.1
Total liabilities	7,765.0	5,558.6

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; Authorized: 600.0 shares; Issued and outstanding: 359.4 shares as of February 28, 2019 and 359.0 shares as of May 31, 2018	3.6	3.6
Additional paid-in capital	1,187.9	1,126.8
Retained earnings	1,425.8	1,262.6
Accumulated other comprehensive loss	(19.3)	(36.2)
Total stockholders’ equity	2,598.0	2,356.8
Total liabilities and stockholders’ equity	$10,363.0	$7,915.4

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606. 7

PAYCHEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	For the nine months ended
	February 28,
		2018
	2019(2)	As Adjusted(1)(2)
OPERATING ACTIVITIES
Net income	$804.0	$776.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment and intangible assets	125.7	102.3
Amortization of premiums and discounts on available-for-sale securities, net	38.8	50.1
Amortization of deferred contract costs	134.8	130.5
Stock-based compensation costs	33.6	29.4
Provision/(benefit) for deferred income taxes	10.7	(45.0)
Provision for allowance for doubtful accounts	2.1	3.3
Net realized losses/(gains) on sales of available-for-sale securities	0.1	(0.1)
Changes in operating assets and liabilities:
Interest receivable	8.5	4.4
Accounts receivable	(110.2)	(27.8)
Prepaid expenses and other current assets	8.4	9.7
Accounts payable and other current liabilities	108.4	81.4
Deferred costs	(134.1)	(128.5)
Net change in other long-term assets and liabilities	(8.0)	2.8
Net cash provided by operating activities	1,022.8	988.9
INVESTING ACTIVITIES
Purchases of available-for-sale securities	(26,247.6)	(36,422.2)
Proceeds from sales and maturities of available-for-sale securities	26,784.6	37,162.9
Purchases of property and equipment	(88.0)	(122.0)
Acquisition of businesses, net of cash acquired	(984.1)	(178.5)
Purchases of other assets	(3.5)	(6.7)
Net cash (used in)/provided by investing activities	(538.6)	433.5
FINANCING ACTIVITIES
Net change in client fund obligations	680.5	(300.7)
Net proceeds from short-term borrowings	53.6	57.7
Proceeds from borrowings to fund acquisition	800.0	—
Dividends paid	(603.9)	(538.7)
Repurchases of common shares	(32.8)	(94.1)
Activity related to equity-based plans	23.4	1.8
Net cash provided by/(used in) financing activities	920.8	(874.0)
Increase in cash, cash equivalents, restricted cash and restricted cash equivalents	1,405.0	548.4
Cash, cash equivalents, restricted cash and restricted cash equivalents, beginning of period	2,300.5	449.4
Cash, cash equivalents, restricted cash and restricted cash equivalents, end of period	$3,705.5	$997.8

Reconciliation of cash, cash equivalents, restricted cash and restricted cash equivalents to the Consolidated Balance Sheets
Cash and cash equivalents	$696.4	$323.9
Restricted cash	134.4	—
Restricted cash and restricted cash equivalents included in funds held for clients	2,874.7	673.9
Total cash, cash equivalents, restricted cash and restricted cash equivalents	$3,705.5	$997.8

(1)	Amounts have been adjusted to reflect the adoption of ASC Topic 606.
(2)

Amounts have been adjusted to reflect the adoption of Accounting Standards Update No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).”

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